Exhibit 99.2

COMPENSATION COMMITTEE CHARTER

of the Compensation Committee of

GEOVERA INSURANCE HOLDINGS, LTD.

This Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of GEOVERA INSURANCE HOLDINGS, LTD. (the “Company”) on May 25, 2007.

Certain provisions of this Charter were prepared with a view towards governance of the Company following an initial public offering of the Company’s common shares. Accordingly, not all provisions of this Charter may be appropriate during such time as the Company remains privately held. The Board reserves the right to waive or not to implement any of the provisions of this Charter which it may determine in its sole discretion to defer until such time as an initial public offering has been effected, without the need for a formal amendment of the Charter

I.	Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board is (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company and (2) following such time as the Company becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to produce an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage high performance, promote accountability and ensure that employee interests are aligned with the interests of the Company’s shareholders.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bye-laws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	Membership

The Committee shall be composed of directors, each of whom shall (1) satisfy the independence requirements of the Nasdaq Stock Market, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bye-laws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least two times per year and more frequently as the Committee deems necessary or desirable.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other person whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Chief Executive Officer may not be present during voting or deliberations concerning his or her compensation, and the Committee may exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director who is not a member of the Committee.

The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee in its sole discretion, for payment of compensation to any such persons retained by the Committee.

The Chair shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

IV.	Duties and Responsibilities

1.	The Committee shall, at least annually, review the compensation philosophy of the Company.

2. Until such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall, at least annually, (A) review and recommend to the Board for approval the corporate goals and objectives relating to the compensation of the Company’s chief executive officer, chief financial officer, chief operating officer, chief marketing officer and any other executive officer appointed by the Company (the “Executive Officers”), (B) evaluate the performance of the Executive Officers in light of those goals and objectives and (C) recommend to the Board for approval the compensation of the Executive Officers based on such evaluations.

3. After the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall, at least annually, (A) review and approve the corporate goals and objectives relating to the compensation of the Company’s Executive Officers, (B) evaluate the performance of the Executive Officers in light of those goals and objectives and (C) approve the compensation of the Executive Officers based on such evaluations.

4. The Committee shall, at least annually, review and approve all elements of compensation for all other officers of the Company and, following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Executive Officers, all other officers (as such term is defined in Rule 16a-1, promulgated under the Exchange Act), directors and all such categories of other employees of the Company or its subsidiaries as the Board shall determine.

5. The Committee shall review and approve all officers’ employment agreements and severance arrangements, including the Executive Officers.

6. The Committee shall manage, review and approve (and, as applicable or if required by law, recommend to the Board for approval) all annual bonus, long-term incentive compensation, share option, employee pension and welfare benefit plans, and with respect to each plan shall have responsibility for:

(i) general administration;

(ii) prior to the time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, setting and with respect to the Executive Officers recommending to the Board for approval, performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for all executive and senior officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);

(iii) after such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, setting the performance targets under all annual bonus and long-term incentive compensation plans as appropriate and committing to writing any and all performance targets for all executive and senior officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);

(iv) certifying that any and all performance targets used for any performance- based equity compensation plans have been met before payment of any executive bonus or compensation or exercise of any executive award granted under any such plan(s);

(v) approving all amendments to, and terminations of, all compensation plans (and any awards under such plans);

(vi) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans, including share options and other equity rights (e.g., restricted shares, share purchase rights);

(vii) recommending to the Board for approval aggregate amounts available for payment pursuant to any performance-based annual bonus, long-term incentive compensation and equity compensation plans, including share options and other equity rights;

(viii) approving which employees or consultants are entitled to awards under the Company’s share option plan(s); and

(ix)	repurchasing securities from terminated employees.

All periodic plan reviews should include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated.

7. The Committee shall review the Compensation Discussion and Analysis section of the Company’s Annual Report on Form 10-K or in the Company’s proxy statement (“CD&A”), discuss the disclosure with management and determine whether to recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K or in the Company’s proxy statement, as applicable.

8. The Committee shall establish and periodically review policies concerning perquisite benefits.

9. The Committee shall periodically review the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code.

10. The Committee shall determine the Company’s policy with respect to change of control or “parachute” payments.

11. Following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall prepare and approve the Compensation Committee report to be included as part of the Company’s annual proxy statement.

12. Following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

13. Following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

14. Following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, the Committee shall be entitled to review all public disclosures, including press releases and Current Reports on Form 8-K, concerning the Company’s executive compensation, including:

(i) any disclosure concerning retirement, resignation or termination of employment for any “named executive officer” (as defined in Rule 401 of the Securities Act of 1933) as well as any Executive Officer;

(ii) any disclosure concerning the entering into or material amendment of any material plan, contract, or arrangement with any Executive Officer, or the entry into of any such plan, contract or arrangement with a person who shall be an Executive Officer;

(iii) any disclosure concerning the entering into or material amendment of any material plan, contract, or arrangement made in connection with the election of a new director of the Company; and

(iv) any disclosure concerning the entering into, adopting or materially amending a material compensatory plan, contract or arrangement in which an Executive Officer or other “named executive officer” is a party or has received a material grant or award under such plan, contract or arrangement.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, except that following such time as the Company becomes subject to the periodic reporting requirements of the Exchange Act, it shall not delegate its responsibilities set forth in paragraphs 3, 4, 5, 6 and 14 of Section IV above or for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”